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                                                                    EXHIBIT 4(F)

                        TURNER BROADCASTING SYSTEM, INC.

                             OFFICERS' CERTIFICATE

     Pursuant to Sections 201 and 301 of the Indenture, dated as of May 15, 1993, relating to senior debt securities (including the Turner Broadcasting System, Inc. Standard Multiple-Series Indenture Provisions dated May 15, 1993 incorporated therein by reference, as amended or supplemented from time to time, and including, with respect to a particular series of securities, the terms of such securities established as contemplated by Section 301, whether established in or pursuant to a supplemental indenture, a Board Resolution or an Officers' Certificate, the "Indenture"), between Turner Broadcasting System, Inc., a Georgia corporation (the "Company"), and The First National Bank of Boston, as trustee (the "Trustee"), the undersigned, Wayne H. Pace, Vice President-Finance and Chief Financial Officer of the Company, and Steven W. Korn, Vice President, Secretary and General Counsel of the Company, hereby certify on behalf of the Company as follows:

          (1) Authorization. The establishment of a series of Securities of the Company has been approved and authorized in accordance with the provisions of the Indenture and in accordance with resolutions adopted by unanimous written consent of the Board of Directors of the Company on April 24, 1993 and resolutions adopted by unanimous written consent of the Finance Committee of the Board of Directors of the Company on January 18, 1994.

          (2) Compliance with Covenants and Conditions Precedent. All covenants and conditions precedent provided for in the Indenture relating to the establishment of the form and terms of the Notes (as defined below) as a series of Securities have been complied with.

          (3) Terms. The terms of the series of the Securities established pursuant to this Officers' Certificate shall be as follows:

             (a) Title. The title of the series of Securities is the "7.40% Senior Notes due 2004" (the "Notes").

             (b) Aggregate Principal Amount. The aggregate principal amount of the Notes which may be authenticated and delivered pursuant to the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306 and 906 of the Indenture) is $250,000,000.

             (c) Persons to Whom Interest Payable. Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date (whether or not a Business Day) for such interest set forth in Section 3(e), except that defaulted interest shall be payable to the persons provided in Section 307 of the Indenture.

             (d) Stated Maturity. The outstanding principal amount of the Notes will be payable on February 1, 2004.

             (e) Rate of Interest; Interest Payment Date; Regular Record Date; Accrual of Interest. The Notes will bear interest at a rate of 7.40%
        per annum. Interest on the Notes will be paid semi-annually in arrears on February 1 and August 1 of each year (each of which is an Interest Payment Date with respect to the Notes), commencing on August 1, 1994, and at maturity. The Regular Record Date for interest payable on each February 1 will be the immediately preceding January 15, and the Regular Record Date for interest payable on each August 1 will be the immediately preceding July 15 (in each case whether or not a Business
        Day).
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             The Notes will bear interest from February 1, 1994 or from the most recent date to which interest has been paid or duly provided for until the principal thereof is paid or made available for payment. Interest payments shall be the amount of interest accrued from and including the most recent date in respect of which interest has been paid or duly provided for (or from and including February 1, 1994 if no interest has been paid or duly provided for with respect to such Note), to but excluding the next succeeding Interest Payment Date (or, if applicable, Redemption Date or other payment date). Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes shall be issuable as fully registered senior notes, without coupons in denominations of $1,000 and any integral multiple thereof.

             (f) Place of Payment; Registration of Transfer and Exchange; Notices to Company. Payment of the principal of and interest on the Notes will be made at the Corporate Trust Office of the Trustee, or at any other office or agency designated by the Company for such purpose; provided, however, that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. The Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of the Trustee or at any other office or agency hereafter designated by the Company for such purpose. Notices and demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office of the Trustee or at Turner Broadcasting System, Inc., One CNN Center, Atlanta, Georgia 30303,
        Attention: Secretary, or at such other address as the Company may designate by notice to holders.

             (g) Redemption at the Option of the Holder.

                (i) Upon the occurrence of a Triggering Event (as defined in Section 3(h)), subject to the conditions of this clause (g), each Holder of Notes shall have the option to require the Company to redeem all, but not less than all, of the Notes owned by such Holder (the "Redemption Right") at a redemption price, payable in cash, equal to 101% of the principal amount, plus accrued and unpaid interest to the date fixed for redemption.

                (ii) If a Triggering Event occurs with respect to the Company, then, as soon as practicable and in any event within 30 days after the occurrence of such Triggering Event, the Company shall mail to each Holder and the Trustee a notice which shall disclose the occurrence of the Triggering Event and the right of the Holder to require the Company to redeem all, but not less than all, of such Holder's Notes pursuant to this clause (g) and shall state the Redemption Date (as defined below), the redemption price, the name and address of the Paying Agent, and that the Notes to be redeemed must be surrendered to the Paying Agent in order for the Holder of the Notes to collect the redemption price. Such notice shall be accompanied by a form of written demand to be used by the Holder to exercise his Redemption Right (a "Demand Form").

                (iii) In the event of any Triggering Event each Holder shall have the Redemption Right for a period of 45 days after the date that notice of such Triggering Event is mailed to Holders of the Notes and the Trustee pursuant to clause (g)(ii); provided, that the failure of the Company to mail such notice shall not affect the right of the Holders to require the Company to repurchase such Holders' Notes, in which event the Redemption Date shall be the 45th day following the last day on which the Company was permitted to mail such notice pursuant to clause (g)(ii). A Holder may exercise such Redemption Right at any time within the 45-day period after the mailing of such notice by the Company by submitting to the Trustee not later than the close of business on the Redemption Date a completed Demand Form relating to the Notes to be redeemed. Unless sooner exercised, the Redemption Right will expire with respect to such Triggering Event at the close of business on the last day of such 45-day period (the "Redemption Date"). Exercise of such Redemption Right will be irrevocable and interest on the Notes tendered for redemption will cease to accrue from and after the Redemption Date.

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                (iv) Within 30 days after the occurrence of a Triggering Event
           (but in any event not later than the date notice of such Triggering Event is mailed to the Holders and the Trustee), the Company shall deposit with the Trustee or one or more Paying Agents (or, if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 1003) immediately available funds in an amount sufficient to redeem on the Redemption Date all of the Notes outstanding on the date of the delivery of such notice. Following payment of the Redemption Price of all Notes required to be redeemed pursuant to this clause (g), all funds remaining from the amounts previously deposited with the Trustee or other Paying Agent or set aside by the Company, and all interest earned thereon, shall belong and be immediately released to the Company as part of its general funds (or assets).

                (v) The provisions of this clause 3(g) shall supersede the redemption provisions in Article XI of the Indenture for purposes of the Notes.

                (vi) The Company will comply with all applicable tender offer rules under the Securities Exchange Act of 1934, as amended, including, but not limited to, Rule 14e-1 thereunder, as then in effect, with respect to any offer by the Company to redeem the Notes upon a Triggering Event.

             (h)  Triggering Events.

                Each of the following events set forth in clauses (i), (ii) or
           (iii) below shall be a "Triggering Event" as used herein.

                (i) Restricted Payments. It shall be a Triggering Event if the Company or any of its Subsidiaries declares or makes any Restricted Payment if, at the time of such Restricted Payment, (x) an Event of Default shall have occurred and be continuing or would result therefrom or (y) after giving effect to such Restricted Payment, the Consolidated Interest Coverage Ratio of the Company would be less than 1.50 to 1.

                    Notwithstanding the foregoing, the following actions shall not be a Triggering Event:

                        A. the payment of any dividend within 60 days after the
                   date of its declaration if the dividend would have been permitted on the date of declaration;

                        B. the issuance of Capital Stock (other than
                   Disqualified Capital Stock) of the Company upon conversion of the Company's Class C Convertible Preferred Stock, par value $.125 per share;

                        C. the issuance of Capital Stock (other than
                   Disqualified Capital Stock) of the Company upon the conversion of, or in exchange for, Capital Stock of the Company;

                        D. the declaration or payment by the Company or any
                   Subsidiary in Capital Stock (other than Disqualified Capital Stock) of any dividend on, or the making by the Company or any Subsidiary of any distribution of Capital Stock (other than Disqualified Capital Stock) in respect of, the Capital Stock of the Company;

                        E. the declaration or payment of any dividend or the
                   making of any distribution in respect of the Capital Stock of any Subsidiary of the Company to the Company or another Subsidiary of the Company or the redemption, purchase, retirement or other acquisition for value by a Subsidiary of shares of such Subsidiary from the Company or another Subsidiary;

                        F. the declaration or payment to any Person other than
                   the Company or a Subsidiary of the Company (each such Person other than the Company or a Subsidiary of the Company being referred to as an "Equity Holder") of any dividend, the making of any distribution in respect of the Capital Stock of a Subsidiary of the Company held by any Equity Holder or the redemption, purchase, retirement or other acquisition for value by a Subsidiary of the Company of Capital Stock of such

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                   Subsidiary held by any Equity Holder, provided that the
                   amounts declared or paid in respect thereof subsequent to the Issue Date shall not exceed the sum of:

                            1. the aggregate proceeds received by such
                       Subsidiary from purchases of equity interests in such Subsidiary by the Equity Holders or other capital contributions made by the Equity Holders to such Subsidiary subsequent to the Issue Date and

                            2. the Equity Holders' pro rata share of the
                       aggregate Consolidated Operating Cash Flow of such Subsidiary (or if such aggregate Consolidated Operating Cash Flow is a deficit, minus 100% of such deficit) earned subsequent to June 30, 1993 through the end of the most recent fiscal quarter for which financial information in respect thereof is available preceding the fiscal quarter in which such declaration or payment occurs, less all other declarations or payments to Equity Holders subsequent to the Issue Date and prior to such declaration or payment; or

                        G. the acquisition by the Company of its Capital Stock
                   (or, in the case of clause (4), below, warrants, rights or options to purchase or acquire shares of its Capital Stock)
                   (1) to eliminate fractional shares, (2) to collect or compromise in good faith a debt, claim or controversy with any shareholder at a price not in excess of the fair market value thereof, (3) from any shareholder who, by reason of dissent from any corporate action, is entitled under applicable laws to be paid the fair market value of his shares, (4) from a director or an employee who has purchased or otherwise acquired the shares, warrants, rights or options from the Company or a Subsidiary under an agreement permitting or obligating the Company or a Subsidiary to repurchase the shares, warrants, rights or options, but in no event for a price greater than the higher of the fair market value thereof or the price at which they were sold by the Company, or (5) pursuant to a court order; provided, that the aggregate amount paid by the Company subsequent to the Issue Date pursuant to subclauses (1), (2), (3), (4) and (5) shall not exceed $100,000,000.

                    (ii) Change of Control. It shall be a Triggering Event if
               there shall be a Change of Control with respect to the Company.

                    (iii) Amendments to Section 801.  Section 801 of the
               Indenture is amended, but only insofar as it relates to the Notes, to read in its entirety as follows:

                        "Section 801. Company May Consolidate, Etc., Only on
                   Certain Terms.  It shall be a Triggering Event if

                            A. the Company consolidates with, or merges into,
                       any other Person,

                            B. the Company conveys or transfers (by sale, lease,
                       assignment or otherwise), directly or indirectly, in a single transaction or a series of related transactions, its properties and assets as an entirety or substantially as an entirety to a Person or group of related Persons; or

                            C. the Company or any Subsidiary conveys or
                       transfers (by sale, lease, assignment or otherwise), directly or indirectly, in a single transaction or a series of related transactions not in the ordinary course of the business of the Company or such Subsidiary, as the case may be, to any Person or group of related Persons (other than the Company or another Subsidiary) its properties or assets (including Capital Stock representing a majority of the Voting Power of Subsidiaries that owned such properties or assets) if either (i) such properties or assets produced more than 25% of the Company's Consolidated Operating Cash Flow for the four fiscal quarters ending immediately prior to such conveyance or transfer for which financial information in respect thereof is available, or (ii) the

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                       book value of such property or assets equals or exceeds
                       25% of the consolidated assets of the Company and its Subsidiaries at the end of the most recent fiscal quarter for which financial information in respect thereof is available, unless the following conditions are met:

                                (1) either the Company shall be the surviving
                           Person or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company as an entirety or substantially as an entirety are conveyed or transferred shall be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all outstanding Notes and the performance of every covenant of the Indenture and provisions of the Notes on the part of the Company to be performed or observed;

                                (2) immediately after giving effect to such
                           transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

                                (3) if a supplemental indenture is required in
                           connection with such transaction, the Company shall have delivered to the Trustee an Officers' Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with and, upon closing of the consolidation, merger, conveyance or transfer, an Opinion of Counsel stating that the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company as an entirety or substantially as an entirety is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and has assumed, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all outstanding Notes and the performance of every covenant of the Indenture and provisions of the Notes on the part of the Company to be performed or observed; and

                                (4) immediately after giving effect to such
                           transaction on a pro forma basis the Consolidated Interest Coverage Ratio of the Company (if the Company is the surviving Person or in the event of a conveyance or transfer described in Section 801.C) or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company as an entirety or substantially as an entirety are conveyed or transferred is at least equal to 1.50 to 1."

             (i) Redemption of the Option of the Company. The Notes are not redeemable at the Company's option.

             (j) Additional Covenants.

                    (i) Incurrence of Certain Liens.  The Company shall not, and shall not permit any Subsidiary to, subject to any Lien, or suffer to exist any Lien on, the whole or any part of any Property now owned or hereafter acquired by it, except as hereinafter provided in

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               clause 3(d)(ii), unless the Company secures the Notes, and any other securities which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such Lien, so long as any such indebtedness or obligations shall be so secured.

                    (ii) Permitted Liens.  The provisions of clause 3(j)(i)
               shall not be applicable to the following:

                    A. Liens imposed by any governmental authority for taxes,
               assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries, as the case may be, in accordance with generally accepted accounting principles;

                    B. pledges or deposits securing non-delinquent obligations under worker's compensation, unemployment insurance and other social security legislation;

                    C. easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, leases, subleases, licenses, sublicenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

                    D. Liens on Property of Persons which become Subsidiaries of the Company after the Issue Date securing Debt described in clause 3(j)(iii)D hereof, provided that:

                        1. such Liens were in existence at the time the
                   respective Persons became Subsidiaries of the Company and were not created in anticipation thereof; and

                        2. such Liens do not extend to Property other than the
                   Property of such Subsidiary that secured such Debt;

                    E. Liens on Works which either:

                        1. existed in such Works before the time of their
                   acquisition and were not created in anticipation thereof, or

                        2. were created solely for the purpose of securing
                   obligations to financiers, producers, distributors, exhibitors, completion guarantors, inventors, copyright holders, financial institutions or other participants incurred in the ordinary course of business in connection with the acquisition, financing, production, completion, distribution or exhibition of Works;

                    F. Liens upon Property acquired after the Issue Date (by
               purchase, production, construction or otherwise) by the Company or any of its Subsidiaries, each of which either:

                        1. existed on such Property before the time of its
                   acquisition and was not created in anticipation thereof, or

                        2. was created solely for the purpose of securing Debt
                   representing, or incurred to finance, refinance or refund, the cost (including cost of construction, production, development or acquisition) of the respective Property or of the Capital Stock or other ownership interest in the entity which owns the Property at the time of acquisition; provided that no such Lien shall extend to or cover any Property of the Company or such Subsidiary other than the respective Property so acquired (including Property so acquired indirectly as a result of the acquisition by the Company or any Subsidiary

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                   through the acquisition of such Capital Stock or ownership interest), improvements thereon, products and proceeds thereof and revenues therefrom;

                    G. Any Lien on the office building and hotel complex located in Atlanta, Georgia known as the CNN Center Complex, including the parking decks for such complex (to the extent such parking decks are owned or leased by the Company or its Subsidiaries), or any portion thereof and all property rights therein and the products, revenues and proceeds therefrom created as part of any mortgage financing or sale-leaseback of the CNN Center Complex;

                    H. Liens on satellite transponders and all property rights therein and the products, revenues and proceeds therefrom which secure obligations incurred in connection with the acquisition, utilization or operation of such satellite transponders or the refinancing of any such obligations;

                    I. additional Liens created after the Issue Date on
               Property, provided that the aggregate Debt secured thereby and incurred on and after the Issue Date shall not exceed on the date that any such Lien is granted, the greater of $100,000,000 and five percent (5%) of the book value, net of depreciation and amortization, of the total assets of the Company, on a consolidated basis, shown on the consolidated financial statements of the Company as of the last day of the month preceding the creation of such Lien;

                    J. Liens existing on the Issue Date;

                    K. Liens resulting from progress payments or partial
               payments under United States government contracts or subcontracts;

                    L. Liens arising from legal proceedings, so long as such
               proceedings are being contested in good faith by appropriate proceedings diligently conducted and so long as execution is stayed on all judgments resulting from any such proceedings;

                    M. restrictions arising under the Federal Communications Act of 1934, as amended, and similar statutes in effect in jurisdictions outside the United States of America;

                    N. restrictions on the Atlanta National League Baseball
               Club, Inc. and Atlanta Hawks, L.P. and their respective assets imposed by Major League Baseball or the Commissioner of Baseball, and the National Basketball Association, respectively, including, without limitation, restrictions on the transferability of the Company's or any of its Subsidiary's interests therein;

                    O. Liens imposed under capital leases entered into after the
               Issue Date provided that such Liens extend only to the property or assets that are the subject of such capital leases;

                    P. Liens on Capital Stock of or other ownership interest in any Person not a Subsidiary of the Company securing Debt of such Person;

                    Q. Liens arising in the ordinary course of business that do not secure the repayment of Debt, including, without limitation, the following Liens:

                        1. Liens on film or television production in favor of
                   the Screen Actors Guild or other similar trade groups or guilds securing rights to residual payments owing to the Screen Actors Guild, such other trade group or their respective members in respect of such film or television production;

                        2. Liens to secure the performance of bids, trade
                   contracts (other than for borrowed money), statutory obligations, surety and appeal bonds, leases (other than capital leases), performance bonds and other obligations of a like nature;

                        3. Liens in favor of customs and revenue authorities
                   arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

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

                        4. restrictions (other than security interests) on the
                   transferability of investments in favor of co-investors or the issuers of such investments or imposed by law;

                        5. Liens on works arising out of the sale, license,
                   syndication, transfer or other disposition of such works made in accordance with the customary practices in the film, publishing, video and television industries, of rights or interests in works, so long as such Lien attaches only to works of the Company or its Subsidiaries being so sold, licensed, syndicated, transferred or disposed of; and

                        6. Liens to secure the performance of operating leases
                   provided that such Liens extend only to the property or assets that are the subject of such operating leases;

                    R. carriers', warehousemen's, mechanics', materialmen's,
               repairmen's or other like Liens (whether or not statutory) arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings, for which a reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made; and

                    S. any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Property (other than a substitution of like Property).

                (iii) Incurrence of Senior Funded Debt. Except as hereinafter described, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, issue, incur, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to, extend the maturity of or otherwise become responsible for the payment of (collectively "incur"), any Funded Debt, unless, after giving effect to (A) the issuance of such Funded Debt and (if applicable) the application of the net proceeds thereof to refinance other Funded Debt as if such Funded Debt was issued and the application of the proceeds occurred at the beginning of the period and (B) the issuance and retirement of any other Funded Debt since the first day of the period as if such Funded Debt was issued or retired at the beginning of the period, the Consolidated Interest Coverage Ratio is at least 1.50 to 1.

                Notwithstanding the foregoing, the Company and its Subsidiaries may incur each and all of the following:

                    A. Debt outstanding on the Issue Date and any extension,
               renewal, replacement or refinancing thereof;

                    B. Debt of Subsidiaries of the Company to the Company or to
               other Subsidiaries of the Company;

                    C. up to $200,000,000 in aggregate principal amount at any one time outstanding of Debt of Subsidiaries of the Company incurred in the ordinary course of business the proceeds of which are used to finance the production, completion, distribution or exhibition of Works;

                    D. Debt of Persons which become Subsidiaries of the Company after the Issue Date, provided that such Debt is in existence at the time the respective Persons become Subsidiaries of the Company and was not incurred or created in anticipation thereof;

                    E. Debt of the Company to Subsidiaries of the Company;

                    F. Debt of the Company which is subordinated in right of
               payment to the Notes; and

                    G. up to $200,000,000 in aggregate principal amount of
               Funded Debt of the Company and its Subsidiaries outstanding at any time.

                For the purposes of this clause 3(j)(iii), if the Company or any of its Subsidiaries has incurred Funded Debt to any other Subsidiary of the Company and such other Subsidiary

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

           thereafter ceases to be a Subsidiary of the Company, the Company and its Subsidiaries shall be deemed to have incurred such Funded Debt immediately after such Subsidiary ceases to be a Subsidiary of the Company. In the event that an item of Funded Debt meets the criteria of more than one type of Funded Debt described in the above paragraph, the Company shall have the right to determine in its sole discretion the category to which such Funded Debt applies and shall not be required to include the amount and type of such Funded Debt in more than one of such categories.

                    (iv) Limitation on Subsidiary Funded Debt

                Notwithstanding the provisions of clause 3(j)(iii), Subsidiaries shall not incur Funded Debt if at the time of incurrence and after giving effect thereto the aggregate of the outstanding Funded Debt of Subsidiaries exceeds the greater of (x) 15% of consolidated Funded Debt of the Company and its Subsidiaries (without including Debt specified in clauses (A) through (C) of the following sentence) and
           (y) the sum of (i) 10% of consolidated borrowing capacity then available to the Company under the Consolidated Interest Coverage Ratio test set forth in clause 3(j)(iii) hereof plus (ii) $20,000,000.

                The foregoing limitation on Funded Debt of Subsidiaries shall not apply to:

                    A. Debt of Subsidiaries of the Company incurred in the
               ordinary course of business the proceeds of which are used to finance the production, completion, distribution or exhibition of Works,

                    B. Debt of Subsidiaries outstanding on the Issue Date and
               any extensions, renewals, replacements or refinancings thereof and

                    C. any Debt of Subsidiaries of the nature described in
               clauses 3(j)(iii)B and 3(j)(iii) D hereof.

             (k) Satisfaction and Discharge. The indebtedness represented by the Notes may be satisfied and discharged by the Company at any time upon compliance with the provisions of Section 403 of the Indenture as amended pursuant to clause 3(o) hereof.

             (l) Register of Securities; Registrar and Paying Agent. The Company hereby appoints the Trustee as the initial Paying Agent with respect to the Notes. The Trustee is hereby appointed agent of the Company for the registration of transfer and exchange of the Notes.

             (m) Form. The Notes will be in substantially the form set forth in Exhibit A hereto and may have such other terms as are provided in such form, and said terms are incorporated herein and in the Indenture by reference.

             (n) Certain Definitions. The following definitions are applicable to the Notes and, in the case of any term which is defined below and which is also defined in the Indenture, such term, as used in the Indenture (but only insofar as it relates to the Notes), this Officers' Certificate and the Notes, shall have the meaning set forth below:

                "Change of Control" is deemed to occur on the first date on which (i) the Permitted Turner Holders and the Permitted Other Holders (individually, collectively or in the aggregate) cease to beneficially own and have the power to vote at least a majority of the aggregate voting power of the Voting Stock of the Company and
           (ii) within 120 days of the occurrence of the event specified in clause (i), the Notes are downgraded to (A) lower than BB+ by Standard and Poor's Corporation or any successor rating agency thereto and (B) lower than Ba2 by Moody's Investors Service or any successor rating agency thereto. As used herein, a person shall be deemed to have "beneficial ownership" with respect to, and shall be deemed to "beneficially own," any securities of the Company in accordance with the definitions of such terms in Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations (including Rule 13d-3, Rule 13d-5, and any successor rules) promulgated by the Securities and

           Exchange Commission thereunder; provided, however, that a person shall be deemed to have beneficial ownership of all securities that any such person has a right to acquire whether such right is exercisable immediately or only after the passage of time and without regard to the 60-day limitation referred to in Rule 13d-3.

                "Consolidated Interest Coverage Ratio" means, for any Person, as of any date of determination, the ratio of (i) the aggregate amount of Consolidated Operating Cash Flow of such Person for the four fiscal quarters for which financial information in respect thereof is available ending immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Interest Expense of such Person for the four fiscal quarters for which financial information in respect thereof is available ending immediately prior to the Transaction Date, assuming for purposes of this calculation that base interest rates in respect of floating interest obligations being incurred are equal to base interest rates on such obligations in effect as of the Transaction Date. In addition to the foregoing, for purposes of this definition "Consolidated Operating Cash Flow" and "Consolidated Interest Expense" shall be calculated after giving effect, on a pro forma basis for such four-quarter period, to (i) the acquisition of the assets, Property or business of another Person during the period commencing on the first day of such period to and including the Transaction Date (the "Reference Period") if during the Reference Period such Person becomes (or such assets, Property or business, as acquired, become all or substantially all the assets or business of) a consolidated Subsidiary of the Company and (ii) each sale, transfer, lease, mortgage or other disposition (including, without limitation, a sale-leaseback transaction or a merger or consolidation) of assets, Property or business ("disposition") or series of related dispositions during the Reference Period by the Company or any Subsidiary (other than to the Company or a Subsidiary) which disposition or series of related dispositions is not in the ordinary course of business of the Company or the Subsidiary making such disposition.

                "Consolidated Interest Expense" means, for any Person, for any period, the aggregate amount, determined on a consolidated basis in accordance with GAAP, of interest, whether expensed or capitalized, paid or accrued during such period, in respect of all Funded Debt of such Person and its consolidated subsidiaries.

                "Consolidated Operating Cash Flow" means for any Person, for any period, net income from continuing operations for such Person and its consolidated subsidiaries for such period taken as a single accounting period determined on a consolidated basis in accordance with GAAP, excluding the effect of (i) Consolidated Interest Expense;
           (ii) provision for income taxes; (iii) depreciation of property, plant and equipment; (iv) amortization expense (excluding amortization of licensed rights); (v) extraordinary items; (vi) the cumulative effect of a change in accounting principle; and (vii) gains or losses on the sale of assets to the extent such gains or losses are included in the calculation of net income from continuing operations, all as determined in accordance with GAAP.

                "Disqualified Capital Stock" means, (i) with respect to any Person, any Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due, on or prior to the earlier of the Stated Maturity of the Notes or the first date on which none of the Notes are outstanding and (ii) with respect to any Subsidiary of the Company, any Capital Stock of such Subsidiary that has a preference, conditionally or otherwise, as to the declaration, payment or accrual of dividends, the distribution of assets upon liquidation, dissolution or winding up, or both, over any other Capital Stock of such Subsidiary.

                "Funded Debt" means, with respect to any Person at any date, without duplication (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person (contingent or otherwise) in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade letters of credit or letters of credit securing performance of bids, trade contracts, statutory obligations (including obligations in respect of taxes and tax refunds), surety and appeal bonds, leases, performance bonds and similar obligations), (c) Capitalized Lease Obligations of such Person and (d) Funded Debt of others Guaranteed by such Person. For purposes of calculating the amount of any Funded Debt hereunder: (i) there shall be no double-counting of direct obligations, Guarantees and reimbursement obligations for letters of credit, (ii) the principal amount of any Funded Debt of any Person arising by reason of such Person having granted a Lien on its Property to secured Funded Debt of others, when such Funded Debt has not been assumed by such Person, shall be the lower of the principal amount of such Funded Debt or the fair market value of such Property at the time the Lien is granted by such Person and (iii) the principal amount of any Funded Debt of any Person arising by reason of such Person having Guaranteed Funded Debt of others where the amount of such Guarantee is limited to an amount less than the principal amount of the Funded Debt Guaranteed, shall be the amount as so limited.

                "GAAP" means generally accepted accounting principles as in effect on the date hereof.

                "Issue Date" means February 3, 1994.

                "Permitted Other Holders" means (a) each Person that, on the date hereof, was either (i) the beneficial holder (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as in effect on the Issue Date) of shares of the Class C Convertible Preferred Stock, par value $.125 per share, of the Company or (ii) an Affiliate of a Person specified in clause (i) above and (b) each Person at least 51% of the voting power of the Voting Stock of which is beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as in effect on the Issue Date) by one or more of the Persons specified in clause (a) above.

                "Permitted Turner Holders" means R.E. Turner and his estate, heirs and legatees, and the legal representatives of any of the foregoing, including, without limitation, the Turner Foundation, Inc., Turner Charitable Remainder Unitrust or the trustee of any trust of which one or more of the foregoing are the sole beneficiaries.

                "Property" means with respect to any Person, any and all tangible or intangible property, assets, revenues, rights (including, without limitation with respect to the Company, rights of the Company and/or any of its Subsidiaries to use (whether by ownership, license or otherwise) copyrighted programs, programming, films and similar assets) or business of such Person, owned by leasehold or in fee, by license, sublicense or outright, whether now owned or hereafter acquired by such Person.

                "Restricted Payment" means (a) the declaration or payment by the Company or any Subsidiary, either in cash or in property, of any dividend on, or the making by the Company or any Subsidiary of any other distribution in respect of, the Capital Stock of the Company or any Subsidiary, or (b) the redemption, repurchase, retirement or other acquisition for value (whether in cash, property or otherwise) by the Company or any Subsidiary, directly or indirectly, of any Capital Stock of the Company.

                "Works" means motion pictures, video, television, interactive or multi-media programming, audio-visual works, sound recordings, books and other literary or written material, any software, copyright or other intellectual property related thereto, acquired directly or indirectly after the date hereof by purchase, business combination, production, creation or otherwise, any component of the foregoing or rights with respect thereto, and all improvements thereon, products and proceeds thereof and revenues derived therefrom.

                "works" means Works without reference to when acquired.

             (o) Amendments to Section 403. Section 403 of the Indenture is amended, but only insofar as it relates to the Notes, to read in its entirety as follows:

                "Section 403. Satisfaction, Discharge and Defeasance of the Notes. The Company will be deemed to have been Discharged (as defined below) from its obligations with respect to the Notes when

                    (1) with respect to all Outstanding Notes, the Company has deposited or caused to be deposited with the Trustee as a trust fund specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (i) money in an amount as will or (ii) U.S. Government Obligations (as defined below), as will, together with the predetermined and certain income to accrue thereon, without consideration of any reinvestment thereof, or (iii) a combination of (i) and (ii) as will (in a written opinion with respect to (ii) or (iii) of independent public accountants delivered to the Trustee), be sufficient to pay and discharge the entire principal of and interest, if any, to Stated Maturity on the Outstanding Notes at the time such payments become due;

                    (2) the Company has paid or caused to be paid all other sums payable with respect to the Notes;

                    (3) no default or Event of Default shall have occurred and be continuing and no Triggering Event shall have occurred as to which the Company has not fully satisfied the Redemption Rights of all Holders electing to have their Notes redeemed; and

                    (4) the Company has delivered to the Trustee an Officers'
               Certificate stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the entire indebtedness on all Outstanding Notes have been complied with and an Opinion of Counsel to the effect that no other action under the Indenture is required as a precondition to the discharge of the Company's obligations.

                Any deposits with the Trustee referred to in Section 403(1) above shall be irrevocable and shall be made under the terms of an escrow trust agreement in form and substance satisfactory to the Trustee."

          (4) Defined Terms. Terms (whether or not capitalized) used herein and not otherwise defined shall have the meanings specified in the Indenture.

     Each of the undersigned, for himself, states that he has read and is familiar with the provisions of Articles II and III of the Indenture relating to the establishment of the form of security representing a series of Securities thereunder and the establishment of the terms of a series of Securities thereunder and, in each case, the definitions therein relating thereto; that he is generally familiar with the other provisions of the Indenture and with the affairs of the Company and its acts and proceedings and that the statements and opinions made by him in this Officers' Certificate are based upon such familiarity; and that, in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants or conditions referred to above have been complied with, and that in his opinion such covenants and conditions have been complied with.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have hereunto signed this Certificate on behalf of the Company as of this 3rd day of February, 1994.

                                          TURNER BROADCASTING SYSTEM, INC.

                                          By
                                              Wayne H. Pace
                                              Vice President-Finance and
                                              Chief Financial Officer

                                          By:
                                              Steven W. Korn
                                              Vice President, Secretary and
                                              General Counsel

                                                                       EXHIBIT A

                             [FORM OF FACE OF NOTE]

REGISTERED NUMBER:

PRINCIPAL AMOUNT:

CUSIP:

                        TURNER BROADCASTING SYSTEM, INC.

                           7.40% SENIOR NOTE DUE 2004

     Turner Broadcasting System, Inc., a Georgia corporation (herein called the "Company", which term shall refer to such Company until a successor corporation shall have become such pursuant to the provisions of the Indenture referred to on the reverse hereof and thereafter "Company" shall mean such successor
corporation), for value received, hereby promises to pay to                , or
registered assigns, the principal sum of $          on February 1, 2004, and to
pay interest thereon from February 1, 1994 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semiannually on February 1 and August 1 of each year, commencing February 1, 1994, at the rate of seven and four-tenths percent (7.40%) per annum until the principal hereof is paid or made available for payment.

     The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note or one or more Predecessor Securities is registered at the close of business on the Regular Record Date for such interest, which shall be the January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any interest not punctually paid or provided for shall forthwith cease to be paid to the holder on such Regular Record Date and may either be paid to the Persons in whose names this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date established for the payment of such defaulted interest fixed by the Trustee, notice whereof shall be given to the Holders of Notes of the series not less than fifteen (15) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

     Payment of the principal of this Note will be made at the office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts upon surrender of this Note, and any interest on this Note will be paid at the by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

     REFERENCE IS HEREBY MADE TO FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

     Unless the Certificate of Authentication has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

                                          TURNER BROADCASTING SYSTEM, INC.

                                          By:
                                             --------------------------------
                                            Title:
                                                  ---------------------------
                                          Attest:
                                                 ----------------------------
                                            Title:
                                                  ---------------------------
                                                     (CORPORATE SEAL)

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Notes of the series designated herein issued under the within mentioned Indenture.

Dated:
      --------------                         THE FIRST NATIONAL BANK OF BOSTON,
                                             as Trustee

                                          By:
                                             ----------------------------------
                                             Authorized Signatory

                           [FORM OF REVERSE OF NOTE]

                        TURNER BROADCASTING SYSTEM, INC.

                           7.40% SENIOR NOTE DUE 2004

     This Note is one of a duly authorized issue of Securities of the Company (which series is herein called the "Notes"), issued and to be issued in one or more series under an Indenture, dated as of May 15, 1993, (as amended or supplemented from time to time, and including, with respect to a particular series of securities, the terms of such securities established as contemplated by Section 301, whether established in or pursuant to a supplemental indenture, a Board Resolution or an Officers' Certificate, the "Indenture") between the Company and The First National Bank of Boston, as Trustee (herein called the "Trustee," which term includes any successor trustee or trustees under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are and are to be authenticated and delivered. This Note is one of the series designated on the face hereof, limited in the aggregate principal amount to $250,000,000 issued pursuant to the Indenture.

     This Note is not redeemable at the option of the Company prior to its Stated Maturity.

     Each Holder shall have the option to require the Company to redeem all, but not less than all, of the Notes owned by such Holder at a redemption price, payable in cash, equal to 101% of the principal amount, plus accrued and unpaid interest to the date fixed for redemption upon the occurrence of certain Triggering Events, such as certain payments in respect of Capital Stock, a Change in Control or certain mergers, consolidations or sales of assets and properties.

     If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at that time outstanding of all series to be affected (acting as one class). The Indenture also provides that, regarding the Notes, the Holders of not less than a majority in principal amount of the Notes at the time outstanding may waive certain past defaults and their consequences on behalf of the Holders of all Notes. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future holders of this Note and of any Note issued upon the register of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon the Note.

     As provided in the Indenture, the Company shall be discharged from its obligations with respect to the Notes when (1) with respect to all Outstanding Notes, the Company has deposited or caused to be deposited with the Trustee as a trust fund specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes (i) money in an amount as will or (ii) U.S. Government Obligations, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, or
(iii) a combination of (i) and (ii) as will (in a written opinion with respect to (ii) or (iii) of independent public accountants delivered to the Trustee) be sufficient to pay and discharge the entire indebtedness on all outstanding Notes of such series for principal, premium, if any and interest, if any, to the Stated Maturity or any Redemption Date, as the case may be, (2) the Company has paid or caused to be paid all other sums payable with respect to the Notes, (3) no default or Event of Default shall have occurred and be continuing and no Triggering Event shall have occurred as to which the Company has not fully satisfied the Redemption Rights of all Holders electing to have their Notes redeemed and (4) the Company has delivered to the Trustee an Officers' Certificate stating that all such conditions precedent have been complied with and an Opinion of Counsel to the effect that no other action under the Indenture is required as a precondition to the discharge of the Company's obligations. Upon and following the deposit of such funds or U.S. Government Obligations and satisfaction of such other conditions the Holders shall only be entitled to receive payment of the principal of (and premium, if any) and interest, if any, on the Notes from deposited funds and the Company shall have no further obligations with respect thereto except for certain obligations with respect to transfer and exchange of the Notes.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest, if any, on the Notes at the times, place and rate, and in the coin or currency herein and in the Indenture provided; subject, however, to the provisions for the discharge of the Company from its obligations under the Notes upon satisfaction of the conditions set forth in the preceding paragraph or in the Indenture.

     As provided in the Indenture, upon any consolidation or merger or any conveyance, transfer or lease of the properties and assets of the Company as an entirety or substantially as an entirety in accordance with the provisions of the Indenture, the successor corporation formed by such consolidation or into which the predecessor corporation is merged or to which such conveyance, transfer or lease is made shall be substituted for the predecessor corporation with the same effect as if such successor corporation had been named as the Company. Thereafter the predecessor corporation shall be relieved of the performance and observance of all obligations and covenants of the Indenture and the Notes, including but not limited to the obligation to make payment of the principal of and interest, if any, on all the Notes then outstanding, and, in the event of any such conveyance, transfer or lease, may be liquidated and dissolved.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more Notes of authorized denominations and for like aggregate principal amount and tenor will be issued to the designated transferee or transferees.

     The Notes are issuable only in registered form without coupons in denominations of $1,000 and any larger amount that is an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like principal amount and tenor of Notes of a different authorized denomination, upon surrender of the Notes to be exchanged at the office or agency of the Company maintained for such purpose.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to the due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name the Note is registered as the owner hereof for all purposes, whether or not the Notes shall be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agents will pay the money back to the Company at its request. After that, all liability of the Trustee and such Paying Agents with respect to such money shall cease.

     The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries, among other things, to incur senior Funded Debt and create Liens. The Indenture also imposes additional limitations on the ability of Subsidiaries of the Company to incur Funded Debt. These limitations are subject to important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

     As provided in the Indenture, no recourse shall be had for the payment of the principal of, premium, if any, or the interest, if any, on this Note or any part hereof or for any claim based hereon or otherwise in respect hereof, or of the indebtedness represented hereby, or upon any obligation, covenant or agreement of the Company in the Indenture against any incorporator, direct or indirect stockholder, officer, director, as such, past, present or future, of the Company, or of any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all liability, if any, of that character against every such incorporator, stockholder, officer and director, being by the acceptance hereof, and as a condition of and as a part of the consideration for the issue hereof, expressly waived and released.

     THE INDENTURE AND NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                                 ABBREVIATIONS

     The following abbreviations, when used in the inscription on the face of this Note shall be construed as though they were written out in full according to the applicable laws or regulations:

TEN COM --        as tenants in common
TEN ENT --        as tenants by the entireties with right of survivorship and not as tenants in common
JT TEN --         as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT ACT --  (cust) custodian (minor) under Uniform Gift to Minors Act
                  (state)

     Additional abbreviations may also be used that are not in the above list.
                             ---------------------

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and
transfer(s) to                the within Note of Turner Broadcasting System,
Inc. and irrevocably constitutes and appoints                attorney to
transfer such Note on the books of the within named Company, with full power of substitution in the premises.

Dated:
                             ---------------------

     NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement, or any change whatsoever. The signature should be guaranteed by a commercial bank or trust company, or by a New York, American, Boston, Midwest, Philadelphia or Pacific stock exchange member, a member of the National Association of Securities Dealers, Inc., or firm whose signature is known to the registrar.